Exhibit 23.1

Deloitte & Touche LLP
111 S. Wacker
Chicago, IL 60606
USA
Tel: 312 486 1000
Fax: 312 486 1486
www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 29, 2016, relating to the consolidated financial statements and financial statement schedules of Atkore International Group Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Atkore International Group Inc. for the year ended September 30, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

June 30, 2017